Exhibit 3.1
VERSO TECHNOLOGIES, INC.
CERTIFICATE OF ADOPTION OF
RESOLUTIONS TO ESTABLISH
SERIES C PREFERRED STOCK
     The undersigned, duly elected and acting Executive Chairman of the Board of Verso Technologies, Inc., a Minnesota corporation (the “Company”), in accordance with Section 302A.401 of the Minnesota Statutes, does hereby certify that attached hereto as Schedule A is a true and correct copy of certain resolutions adopted by the Board of Directors of the Company, which resolutions establish and designate the Company’s Series C Preferred Stock and fix the relative rights and preferences thereof. The undersigned further certifies that such resolutions were adopted by the Company’s Board of Directors as of June 14, 2006.
Dated: June 16, 2006

/s/ Steven A. Odom
Steven A. Odom,
Executive Chairman of the Board

Schedule A
     NOW, THEREFORE, BE IT RESOLVED, that, in accordance with Section 302A.401 of the Minnesota Statutes and Article III of the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles”), the Board hereby designates out of the shares of preferred stock which the Company has the authority to issue, and hereby authorizes for issuance, an aggregate of 10,000 shares of Series C Preferred Stock (the “Series C Preferred Stock”);
     FURTHER RESOLVED, that the Series C Preferred Stock shall have the powers, preferences, rights, qualifications, limitations and restrictions set forth in the form of Statement of Rights attached hereto as Exhibit A, together with such changes, additions and deviations therefrom as the officers of the Company (the “Authorized Officers”), and each of them, may, with the advice of outside counsel, determine to be necessary or desirable, with the filing thereof with the Secretary of State of the State of Minnesota to be conclusive evidence that any such officer deemed such changes, additions and deviations to be necessary or desirable;
     FURTHER RESOLVED, that the Authorized Officers, and each of them, are hereby authorized and directed to take all such further actions as they, or any of them, deem necessary or desirable in connection with the designation and authorization for issuance of the Series C Preferred Stock as contemplated by these resolutions, including the filing of all required certificates and other documents with the Secretary of State of Minnesota;
     FURTHER RESOLVED, that the Authorized Officers, and each of them, are hereby authorized and empowered, jointly and severally, for and in the name and on behalf of the Company, to execute and deliver any and all certificates, agreements and other documents, take any and all steps and do any and all things which they, or any of them, may deem necessary or advisable in order to effectuate the purposes of each and all of the foregoing resolutions; and
     FURTHER RESOLVED, that any and all such actions heretofore taken and any and all documents, agreements, instruments, certificates or instructions (however characterized or described) heretofore executed and delivered or filed and recorded, as the case may be, on behalf of the Company, by any Authorized Officer in order to carry into effect the purposes and intent of the foregoing resolutions or the transactions contemplated therein or thereby, are hereby ratified, confirmed, adopted and approved in all respects.

EXHIBIT A
STATEMENT OF RIGHTS
OF
SERIES C PREFERRED STOCK
OF
VERSO TECHNOLOGIES, INC.
DATED AS OF JUNE 14, 2006
(A) Creation of Series C of Authorized Class of Preferred Stock.
     Verso Technologies, Inc. (the “Corporation”) has 220,000 shares of undesignated Preferred Stock authorized in its Amended and Restated Articles of Incorporation, as amended. As of the date of this Statement, there are no shares of the Corporation’s authorized Preferred Stock issued or outstanding. The Corporation, pursuant to the resolutions of its Board of Directors dated of even date herewith, creates 10,000 shares of Series C of its authorized Preferred Stock with a designated stated and par value of $330.8345 per share (herein referred to as the “Series C Preferred Stock”) and sets forth in this Statement the rights applicable to the Series C Preferred Stock.
(B) Voting Privileges.
     The Series C Preferred Stock shall have the right to vote with respect to any matter submitted to a vote of the shareholders of the Corporation on an as-converted basis, with each holder of a share of Series C Preferred Stock being entitled to cast a number of votes with respect to such share on any such matter equal to the number of shares of the Corporation’s Common Stock issuable upon conversion of such share of Series C Preferred Stock in accordance with Section (C)(3) hereof (without regard to any restriction on such conversion). Any vote entitled to be cast by the holders of the shares of Series C Preferred Stock shall be cast together with the votes cast by the holders of the Corporation’s Common Stock and not as a separate class except as otherwise provided by law.
(C) Other Terms of the Series C Preferred Stock.
     (1) Dividends. The Series C Preferred Stock shall not have any stated dividends; the holders of the shares of Series C Preferred Stock shall be entitled to receive dividends thereon, when and as declared by the Board of Directors of the Corporation out of funds legally available therefor, in amounts as the Board of Directors of the Corporation may determine.
     (2) Liquidation Preference. In the event of an involuntary or voluntary liquidation or dissolution of the Corporation, the holders of shares of Series C Preferred Stock shall be entitled to receive out of the assets of the Corporation an amount per share of the Series C Preferred Stock equal to $330.8345 (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations, and similar changes hereafter effected), plus a sum of money equal to all declared but unpaid dividends thereon (if any). In the event of either an involuntary or a voluntary liquidation or dissolution of the Corporation, payment shall be made to the holders of Series C Preferred Stock in the amounts herein fixed before any payment shall be made or any assets distributed to the holders of the Common Stock or any other class of capital stock of the Corporation with respect to payment upon dissolution or liquidation of the Corporation. If, upon any liquidation or dissolution of the Corporation, the assets available for distribution shall be insufficient to pay the holders of all outstanding shares of Series C Preferred Stock the full amounts to which they respectively shall be entitled, the holders of such shares shall share pro rata in any such distribution. Neither a statutory merger nor consolidation of the Corporation into or with any other corporation, nor a statutory merger or consolidation of any other corporation into or with the Corporation, nor a sale, transfer, exchange, or lease of all or any part of the assets of the Corporation, shall be deemed to be a liquidation or dissolution of the Corporation within the meaning of this Section (C)(2).
     (3) Conversion.
          (a) Subject to the terms of this Section (C)(3), each share of Series C Preferred Stock shall automatically convert, without any further action by the Corporation or the holders of the Series C Preferred Stock, into 330.8345 shares of the Corporation’s Common Stock (the “Conversion Ratio”) upon the effectiveness of an amendment to the Company’s Amended and Restated Articles of Incorporation, as amended, to increase the number of authorized shares of Common Stock to at least 120,000,000 (the “Charter Amendment”).
          (b) If the Charter Amendment is not approved by the Corporation’s shareholders in accordance with the Minnesota Business Corporation Act (the “MBCA”) at the Corporation’s 2006 annual meeting of shareholders (including any adjournment or postponement thereof, the “2006 Meeting”), then, subject to the terms of this Section (C)(3) and at any time after the 2006 Meeting, each share of Series C Preferred Stock shall be convertible at the option of the holder thereof into a number of shares of the Corporation’s Common Stock equal to the Conversion Ratio upon delivery by such holder to the Corporation of a notice instructing the Corporation to convert such share pursuant to this Section (C)(3)(b) (a “Conversion Notice”). Notwithstanding the foregoing, shares of Series C Preferred Stock may only be converted pursuant to this Section (C)(3)(b) if and to the extent the Corporation has available for issuance on the date the Corporation receives a Conversion Notice with respect to such conversion a number of authorized and unreserved shares of the Corporation’s Common Stock which is sufficient to effect such conversion.
          (c) The conversion of the Series C Preferred Stock pursuant to Sections (C)(3)(a) or (C)(3)(b) will be deemed to have been effected as of the close of business on the date on which the Charter Amendment is effective under the MBCA or the date on which the Corporation receives the Conversion Notice with respect to such conversion (to the extent such conversion is permitted pursuant to Section (C)(3)(b)), respectively, whether or not certificate or certificates representing the shares of Series C Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation. At such time as such conversion has been effected, the rights of the holder or holders of such shares of Series C Preferred Stock will cease and the holder or holders whose name or names any certificate or certificates for shares of the Corporation’s Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of the Corporation’s Common Stock represented thereby. As soon as possible after a conversion has been effected (but in any event within thirty (30) calendar days), the Corporation will deliver to each former holder of Series C Preferred Stock, upon receipt of one or more certificates representing such shares of Series C Preferred Stock duly endorsed for transfer (i) one or more certificates representing the number of shares of the Corporation’s Common Stock issuable by reason of such conversion in such name or names and in such denomination or denominations as such holder has specified to the Corporation in writing and (ii) if such conversion is effected pursuant to Section (C)(3)(b), a certificate representing any shares of Series C Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted. The issuance of certificates for shares of the Corporation’s Common Stock upon conversion of the shares of Series C Preferred Stock will be made without charge to the holder or holders of the Series C Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of the Common Stock. Upon conversion of each share of Series C Preferred Stock, the Corporation will take all such actions as are reasonably necessary in order to insure that the Common Stock issuable with respect to such conversion will be validly issued, fully paid and nonassessable.
          (d) All accrued but unpaid dividends (if any) on the shares of Series C Preferred Stock to be converted shall be payable upon conversion of such shares in cash or, at the option of the Corporation, in shares of the Corporation’s Common Stock valued at the closing price of the Common Stock as quoted on The National Association of Securities Dealers Automated Quotation System on the date of such conversion or, if the Corporation’s Common Stock is not then listed or reported thereon, as determined by the Board of Directors of the Corporation in good faith.
          (e) In the event the Corporation at any time or from time to time after the original issuance by the Corporation of the Series C Preferred Stock shall: (i) pay a dividend on the outstanding Common Stock which is payable in shares of Common Stock or in any capital shares convertible into Common Stock; (ii) split or subdivide its outstanding Common Stock by reclassification or otherwise; or (iii) combine its outstanding Common Stock into a smaller number of shares of Common Stock by reclassification or otherwise, in each case without a proportionate and corresponding dividend, split, subdivision or combination of the outstanding Series C Preferred Stock, then and in any such event, the Conversion Ratio set forth in Section (C)(3)(a) hereof as in effect immediately prior to such dividend, split, subdivision or combination shall be adjusted so that the holder of any shares of Series C Preferred Stock, upon subsequent conversion thereof, shall be entitled to receive the number of shares of Common Stock (and, in the case of a dividend payable in capital shares convertible into Common Stock, the number of such capital shares) that such holder would have been entitled to receive immediately after the happening of such event if such holder’s shares of Series C Preferred Stock had been converted into shares of Common Stock immediately before the happening of such event and such holder had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by such holder as aforesaid during such period, subject to all further adjustments called for hereunder during such period. Such adjustment shall be made, in case of a dividend, as of the record date thereof, and, in the case of a split, subdivision or combination, as of the effective date thereof.
          (f) In case of any capital reorganization or reclassification of the Common Stock (except as provided above for dividends, splits, subdivisions or combinations), any consolidation or merger of the Corporation with any other entity, or in case of any sale or transfer of all or substantially all of the assets of the Corporation, or in the case of any share exchange pursuant to which all of the outstanding shares of the Corporation’s Common Stock are converted into other securities or property, the Corporation shall make appropriate provision or cause appropriate provision to be made so that the holder or holders of the Series C Preferred Stock then outstanding shall have the right thereafter to convert the Series C Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of the Corporation’s Common Stock into which the Series C Preferred Stock might have been converted immediately prior to the effective date of such reorganization, reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that if a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of the Corporation’s Common Stock, and if the holder or holders of the Series C Preferred Stock so designate in a notice given to the Corporation on or before the date immediately preceding the date of the consummation of such transaction, the holder or holders of the Series C Preferred Stock shall be entitled to receive the highest amount of securities, cash or other property to which such holder or holders would actually have been entitled as a holder of the Corporation’s Common Stock if the holder or holders of the Series C Preferred Stock had converted the Series C Preferred Stock into Common Stock prior to the expiration of such purchase, tender or exchange offer and accepted such offer, subject to adjustments (from and after the consummation of such purchase, tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section (C)(3). If in connection with any such reorganization, reclassification, consolidation, merger, sale, transfer or share exchange, each holder of shares of the Corporation’s Common Stock is entitled to elect to receive either securities, cash or other assets upon completion of such transaction, the Corporation shall provide or cause to be provided to the holder or holders of the Series C Preferred Stock the right to elect to receive the securities, cash or other assets into which the Series C Preferred Stock held by such holder or holders shall be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made and the effect of failing to exercise the election). The Corporation shall not effect any such transaction unless the provisions of this Section (C)(3)(f) have been fulfilled. The above provisions shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or share exchanges.
          (g) If any fractional interest in a share of the Corporation’s Common Stock would, except for the provisions of this Section (C)(3)(g), be deliverable upon any conversion of shares of Series C Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, will pay an amount in cash to the holder thereof equal to the value of such fractional share of the Common Stock as of the date of conversion as determined pursuant to Section (C)(3)(c) hereof.
          (h) Except as contemplated by Sections (C)(3)(e) and (C)(3)(f), in no event shall the aggregate number of shares of Series C Preferred Stock issued by the Corporation convert into greater than 3,308,345 shares of the Corporation’s Common Stock.
     (4) Registration of Transfer. The Corporation will keep at its principal office a register for the registration of shares of Series C Preferred Stock. Upon the surrender of any certificate representing shares of Series C Preferred Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series C Preferred Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of Series C Preferred Stock as was represented by the surrendered certificate and will be substantially identical in form to the surrendered certificate, and, with respect to the Series C Preferred Stock, dividends may be declared on the shares represented by such new certificate from the date to which dividends have been fully paid on such shares of Series C Preferred Stock represented by the surrendered certificate.
     (5) Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series C Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation or, in the case of any mutilation, upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series C Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate, and, with respect to the Series C Preferred Stock, dividends may be declared on the shares represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.
     (6) Notice of Non-Cash Dividends, Certain Record Dates, Stock Purchase Rights, Capital Reorganizations and Dissolutions. In case:
          (a) the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend, or any other distribution, payable otherwise than in cash or for the purpose of entitling them to vote at any meeting of shareholders; or
          (b) the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive any other rights; or
          (c) of any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the Corporation with or into another corporation or conveyance of all or substantially all of the assets of the Corporation to another corporation (in each case, other than to a Subsidiary of the Corporation); or
          (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;
then, in any such case, the Corporation shall cause to be mailed to the holders of the Series C Preferred Stock at the address maintained in the register of holders of Series C Preferred Stock by the Corporation or its transfer agent, at least ten days prior to the date hereinafter specified, a notice stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of the Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.
     (7) Reacquired Shares. Shares of Series C Preferred Stock that are issued and thereafter acquired by the Corporation through purchase, redemption, conversion, exchange or otherwise, shall upon appropriate filing and recording to the extent required by law, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Board of Directors of the Corporation as part of any other series of Preferred Stock.
     (8) Amendment and Waiver. No amendment, modification or waiver of the designations of the Series C Preferred Stock set forth in this Statement which would change (a) the liquidation preference with respect to the shares of Series C Preferred Stock or the participation by the holders of shares of Series C Preferred Stock in payments or distributions of any assets or surplus funds of the Corporation upon the liquidation, dissolution or winding up of the Corporation, or (b) the percentage required to approve any change described in this Section (C)(8), will be binding or effective without the affirmative vote of the holders of at least a majority of the shares of Series C Preferred Stock then outstanding.
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